Exhibit 99.1

Shore Bancshares Subsidiary, CNB, Names New CEO

Easton, Md., Sept. 30, 2014 /PRNewswire/ -- CNB, one of the two banking subsidiaries of the Shore Bancshares Inc. (NASDAQ: SHBI) today announced that its board of directors has appointed CNB CFO, Edward C. Allen as president and chief executive officer, effective immediately. This appointment follows the resignation of F. Winfield Trice, Jr. as the bank’s President and Chief Executive Officer, and his resignation from the CNB Board of Directors.

“I am very proud to leave CNB with a dedicated team, and in a strong financial condition and market presence,” said Mr. Trice.

On behalf of Shore Bancshares Inc., president and chief executive officer, Scott Beatty said, “We appreciate Win’s contributions to CNB over the last 7 years. He helped to guide the Bank through a very difficult time in the banking industry. Through the period he also worked to expand our presence in the Delaware region. We wish Win well in the next phase of his career.”

Mr. Allen joined CNB as chief financial officer in 2011, and previously served as chief financial officer at Independence Bank. Mr. Allen has extensive banking experience aside from his previous roles as chief financial officer. “We are fortunate and pleased to have someone as qualified as Ed to move into the CEO role” said Clyde Kelly, chairman of the board of CNB.

In addition CNB also announced the appointment of Lynn Payne as the CFO of CNB. Ms. Payne previously served as chief financial officer at Prince George’s Federal Savings Bank. Ms. Payne makes her home in Centreville, Maryland, the town in which CNB is headquartered.

Mr. Allen said “We have an experienced leadership team in place at CNB and Shore Bancshares that are committed to growth and I look forward to working closely with them as we continue to move forward our strategic objectives.”

As president and chief executive officer, Mr. Allen will work with Shore Bancshares executive team to facilitate a smooth leadership transition while overseeing the company’s day to day operations.

CONTACT: Scott Beatty, 410-763-7800